SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	May 7, 2012

Exact Name of Registrant as
Specified in Its Charter:	CALAMP CORP.

DELAWARE	0-12182	95-3647070
State or Other Jurisdiction of	Commission	I.R.S. Employer
Incorporation or Organization	File Number	Identification No.

Address of Principal Executive Offices:	1401 N. Rice Avenue
Oxnard, CA 93030

Registrant's Telephone Number, Including
Area Code:	(805) 987-9000

Former Name or Former Address,
if Changed Since Last Report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

     On May 7, 2012, CalAmp Corp. (the “Company”) through its wholly-owned subsidiary, CalAmp Wireless Networks Corporation, entered into a five-year supply agreement (the “Supply Agreement”) to provide at least $25 million of fleet tracking products to Navman Wireless, a privately held company (“Navman”). In conjunction with the Supply Agreement, the Company also entered into an asset purchase agreement on May 7, 2012 with Navman (the “Asset Purchase Agreement”) as described in Item 2.01 below. The information relating to the Supply Agreement and the Asset Purchase Agreement set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

     In conjunction with the foregoing, on May 7, 2012, the Company entered into the Sixth Amendment to its Loan and Security Agreement with Square 1 Bank (the “Sixth Amendment”), in which the bank consented to the Company entering into the Asset Purchase Agreement with Navman. The Sixth Amendment also establishes a minimum level of earnings before interest, income taxes, depreciation, amortization and other noncash charges (commonly known as EBITDA or adjusted EBITDA) and debt coverage ratio that the Company is required to maintain through the end of fiscal 2013. The summary with respect to the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the actual text of the Sixth Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 2.01. Completion of Acquisition or Disposition of Assets

     On May 7, 2012, the Company entered into a five-year supply agreement to provide at least $25 million of fleet tracking products to Navman. In conjunction with the Supply Agreement, the Company acquired certain products and technologies from Navman and established a research and development center in Auckland, New Zealand with an initial staff of 14 employees who transferred from Navman.

     The purchase price for the products and technologies acquired from Navman was approximately $6 million, comprised of $1 million paid in cash at closing, a $4 million non-interest bearing promissory note that is payable over five years in the form of a 15% rebate on certain products sold by CalAmp to Navman under the Supply Agreement, and contingent consideration in the form of royalties in the estimated amount of $1 million for mobile display terminal product sales by CalAmp during the first three years.

     The unpaid balance of the promissory note would become immediately due and payable upon any termination of the Supply Agreement by the Company before the end of its five-year term (other than as a result of an uncured breach of the Supply Agreement by Navman)(an “Acceleration Event”), except that in the case of such acceleration the note balance would be subordinated to the Company’s bank debt pursuant to the provisions of the Debt Subordination Agreement Upon Acceleration Event Only. In the absence of an Acceleration Event, the promissory note is payable solely in the form of a rebate on products sold by CalAmp to Navman under the Supply Agreement. After all rebates have been applied to pay down the note balance, and assuming that an Acceleration Event has not occurred, any unpaid balance remaining on the promissory note would be forgiven at the later of May 7, 2017 or the final date to which the Supply Agreement is extended pursuant to a Force Majeure Event in accordance with Section 4.2 of the Supply Agreement. The Debt Subordination Agreement Upon Acceleration Event Only is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

     The Company had no material relationship with Navman, other than in respect of these agreements.

     The summary above does not purport to be complete and is qualified in its entirety by reference to the actual text of the Asset Purchase Agreement and Supply Agreement, which are filed as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K, and each is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The information relating to the Asset Purchase Agreement set forth under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

     On May 7, 2012, the Company issued a press release announcing the execution of the Supply Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

	2.1	Asset Purchase Agreement dated as of May 7, 2012 by and between CalAmp Wireless Networks Corporation, Navman Wireless North America LP and Navman Wireless New Zealand, and Subordinated Promissory Note as Exhibit C thereto.

	10.1	Supply Agreement dated May 7, 2012 by and between CalAmp Wireless Networks Corporation and Navman Wireless North America LP.

	10.2	Sixth Amendment dated May 7, 2012 to Loan and Security Agreement between Square 1 Bank, CalAmp Corp. and CalAmp’s domestic subsidiary CalAmp Wireless Networks Corporation.

	10.3	Debt Subordination Agreement Upon Acceleration Event Only dated May 7, 2012 between Navman Wireless North America LP, CalAmp Wireless Networks Corporation, CalAmp Corp. and Square 1 Bank.

	99.1	Press release of the Registrant dated May 7, 2012 announcing the $25 million Supply Agreement and Asset Purchase Agreement with Navman Wireless.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMP CORP.

May 10, 2012	By:	/s/ Richard Vitelle
Date		Richard Vitelle,
Vice President-Finance
(Principal Financial Officer)